Lang Michener LLP
BARRISTERS & SOLICITORS

Vancouver Toronto Ottawa	1500 - 1055 West Georgia Street, P.O. Box 11117 Vancouver, British Columbia, Canada V6E 4N7 Telephone (604) 689-9111 Facsimile (604) 685-7084

File Number: 57537-0016-general

Web site: www.langmichener.com

Direct Line: (604) 691-7410
Direct Fax Line: (604) 893-2669
E-Mail: hono@lmls.com

June 27, 2006

EXHIBIT 5.1

The Board of Directors
Power Air Corporation
4777 Bennett Drive, Suite E
Livermore, California 94551

Attention: Mr. Remy Kozak, President and CEO

Dear Sirs:

Power Air Corporation (the "Company")
2006 Stock Incentive Plan

We have acted as legal counsel for the Company, in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of up to 4,000,000 shares of the Company's common stock (the "Shares") reserved for issuance with respect to the exercise of stock options and other awards that may be granted pursuant to and in accordance with the Company's 2006 Incentive Stock Plan (the " Plan").

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits thereto; (b) the Articles of the Company, as in effect as of the date hereof; (c) certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the board of directors approving the Plan and various stock options granted pursuant to the Plan; (d) the Plan; (e) an officer's certificate signed by Donald M. Prest, Secretary, Treasurer and Chief Financial Officer of the Company (the "Officer's Certificate"); (f) such statutes, records and other documents as we have deemed relevant; and (g) a certificate of good standing issued by the Nevada Secretary of State.

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion that the Shares will be validly issued and fully paid and non-assessable common shares in the capital of the Company when issued and sold pursuant to grants of stock options and other awards made pursuant to the Plan, provided:

    such stock options and awards are granted in accordance with the terms and conditions of the Plan; and

    the person receiving any grant of stock options or other awards under the Plan performs their obligations to the Company in accordance with the terms and conditions of the Plan and any agreement evidencing the grant of the stock options or awards, including the delivery and payment of the required exercise price, with respect to stock options, or payment of required purchase price or performance of the required services, with respect to awards.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

    The foregoing opinion is limited to the State of Nevada, including all applicable provisions of the Nevada Revised Statutes (the "Nevada Statutes"). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws;

    We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for my review, have not been and will not be altered or amended in any respect.

    We have assumed that (i) each stock option granted pursuant to the Plan pursuant to which Shares are to be issued will have been duly authorized by the board of directors of the Company in accordance with the Articles of the Company, the Nevada Statutes and the Plan, and (ii) each stock option agreement executed between any optionee and the Company pursuant to which stock options have been granted under the Plan has been duly executed by each party and constitutes the legal, valid and binding obligations of the parties thereto and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms.

    We have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof.

    The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of the laws of the State of Nevada as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to my attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

    We have assumed that at the time the Company is or becomes obligated to issue any shares of Common Stock upon exercise of stock options or awards granted pursuant to the Plan, the Company (i) will have adequate authorized and unissued common shares to fulfill such obligations and (ii) will be in good standing with the Nevada Secretary of State.

    We have assumed the absence of fraud in any transaction pursuant to which shares have been or may be issued pursuant to any option or award or the grant of any option or award, and that the consideration authorized by the board of directors for the shares will have been received by the Company prior to their issuance.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

/s/ Herbert I. Ono

Herbert I. Ono *

*Licensed to Practice in the State of California*